Exhibit 99.1

Regulus Therapeutics Reports Second Quarter 2021 Financial Results and Recent Updates

Completed Preparations and Request for FDA Meeting to Obtain Feedback on Approach to Addressing Remaining Hold Requirements

Completed Enrollment in Second Cohort of Trial; Topline Data Expected in the Fourth Quarter

Extended Expected Cash Runway into Q4 2022 with $15.4 Million Raised through its At-the-Market (ATM) Facility

Demonstrated Clinical Proof of Mechanism with the results from its First Cohort of Data in the Phase 1b Clinical Trial of RGLS4326 for Autosomal Dominant Polycystic Kidney Disease (ADPKD)

SAN DIEGO, CA, August 10, 2021 – Regulus Therapeutics Inc. (Nasdaq: RGLS), a biopharmaceutical company focused on the discovery and development of innovative medicines targeting microRNAs (the “Company” or “Regulus”), today reported financial results for the second quarter ended June 30, 2021 and provided a corporate update.

“The team at Regulus accomplished a lot over the last several months, including the achievement of several major milestones in our ADPKD program, the completion of meeting preparations with FDA and extending our cash runway into Q4 of next year,” commented Jay Hagan, CEO of Regulus. “In addition, we are pleased to have completed enrollment of the second cohort of our Phase 1b trial of RGLS4326 for ADPKD, for which we expect to report topline data in the next several months. Additionally, we look forward to obtaining FDA feedback on our approach for addressing the remaining partial clinical hold requirements through our meeting request.”

Program Updates

RGLS4326 for ADPKD: In June 2021, the Company presented additional data from the first cohort of patients in its Phase 1b clinical trial of RGLS4326 for the treatment of ADPKD, as well as new preclinical data from relevant animal models of the disease, at PKD Connect 2021. The additional data presented at PKD Connect demonstrated clinical proof of mechanism by showing statistically significant increases in polycystin levels in ADPKD patients by targeting miR-17 in the kidneys. Levels of PC1 and PC2 have previously been shown to be inversely correlated with disease severity. RGLS4326 was well-tolerated with no serious adverse events.

The Phase 1b study is an adaptive design, open-label, multiple dose study in up to three cohorts of patients with ADPKD evaluating the safety, pharmacokinetics, and effects on pharmacodynamic biomarkers of multiple doses of RGLS4326. In the first cohort of the study, nine patients were enrolled and received four doses of 1mg/kg of RGLS4326 administered every other week.

The Company also presented new data from relevant preclinical models showing treatment with RGLS4326 resulted in increased gene and polycystin levels in vitro. Improvements in key disease markers including serum creatinine and BUN were demonstrated in the Pkd1(F/RC) mouse model that harbors a mutation in the Pkd1 gene equivalent to human ADPKD. Mutation to the Pkd1 gene is reported for 85% of diagnosed patients with ADPKD.

In late July 2021, the Company completed enrollment of the second cohort of patients in its Phase 1b clinical study of RGLS4326. The patients in the second cohort are being administered 0.3mg/kg of RGLS4326 every other week for four doses. The dose of RGLS4326 for the third and final cohort will be chosen based on the results of this second cohort and enrollment is expected to commence thereafter. The Company expects to report topline data from the second cohort in the fourth quarter.

The Company requested a Type A meeting with FDA to discuss the data supporting its approach to addressing the remaining partial clinical hold requirements. FDA typically responds to a sponsor’s request with the meeting being scheduled within 30 days from the receipt of the meeting request.

Corporate Highlights

Raised $15.4 Million in Gross Proceeds Through its ATM Facility: A total of 12,007,546 shares were sold and settled for gross proceeds of $15.4 million at a weighted average price per share of $1.28 under the ATM facility during the three months ended June 30, 2021. The Company expects its existing cash will provide cash resources to fund planned activities into Q4 2022.

Financial Results

Cash Position: As of June 30, 2021, Regulus had $41.4 million in cash and cash equivalents.

Research and Development (R&D) Expenses: Research and development expenses were $4.2 million and $7.5 million for the three and six months ended June 30, 2021, respectively, compared to $4.2 million and $7.4 million for the same periods in 2020, respectively. These amounts reflect internal and external costs associated with advancing our clinical and preclinical pipeline.

General and Administrative (G&A) Expenses: General and administrative expenses were $2.5 million and $5.0 million for the three and six months ended June 30, 2021, respectively, compared to $2.3 million and $4.7 million for the same periods in 2020, respectively. These amounts reflect personnel-related and ongoing general business operating costs.

Net Loss: Net loss was $6.0 million, or $0.08 per share (basic and diluted), and $12.0 million, or $0.16 per share (basic and diluted), for the three and six months ended June 30, 2021, compared to $6.9 million, or $0.23 per share (basic and diluted), and $12.9 million, or $0.48 per share (basic and diluted), for the same periods in 2020.

About ADPKD

ADPKD, caused by the mutations in the PKD1 or PKD2 genes, is among the most common human monogenic disorders and a leading cause of end-stage renal disease. The disease is characterized by the development of multiple fluid filled cysts primarily in the kidneys, and to a lesser extent in the liver and other organs. Excessive kidney cyst cell proliferation, a central pathological feature, ultimately leads to end-stage renal disease in approximately 50% of ADPKD patients by age 60.

About RGLS4326

RGLS4326 is a novel oligonucleotide designed to inhibit miR-17 and preferentially target the kidney. Preclinical studies with RGLS4326 have demonstrated direct regulation of Pkd1 and Pkd2, reduction of cyst growth in human in vitro ADPKD models, and attenuation of cyst proliferation and improvement of kidney function in mouse models of ADPKD. The RGLS4326 IND is currently on a partial clinical hold for treatment of extended duration by FDA until the second set of requirements outlined by the agency have been satisfactorily addressed. The Company will use information from the Phase 1 clinical studies, including the first cohort of the Phase 1b together with information from the recently completed additional nonclinical studies generated in 2020, in its plan to address the second set of requirements outlined in the Partial Clinical Hold letter to support studies of extended duration. Regulus plans to discuss its approach to addressing the remaining Partial Clinical Hold requirements with FDA in the third quarter 2021. RGLS4326 received orphan drug designation from FDA in July 2020.

About Regulus

Regulus Therapeutics Inc. (Nasdaq: RGLS) is a biopharmaceutical company focused on the discovery and development of innovative medicines targeting microRNAs. Regulus has leveraged its oligonucleotide drug discovery and development expertise to develop a pipeline complemented by a rich intellectual property estate in the microRNA field. Regulus maintains its corporate headquarters in San Diego, CA.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expected cash runway and statements associated with the Company’s RGLS4326 program, including the potential sufficiency of the data required to recommence clinical studies for extended duration dosing, the timing of the Company’s interactions with FDA regarding the clinical hold, the expected timing for reporting topline data, and the timing and future occurrence of other preclinical and clinical activities. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Regulus’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and in the endeavor of building a business around such drugs, the risk that feedback from the FDA may be negative or may not be provided when we expect, risks associated with our need for additional capital. In addition, while Regulus expects the COVID-19 pandemic to adversely affect its business operations and financial results, the extent of the impact on Regulus’ ability to achieve its preclinical and clinical development objectives and the value of and market for its common stock, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the U.S. and in other countries, and the effectiveness of actions taken globally to contain and treat the disease. These and other risks are described in additional detail in Regulus’ filings with the Securities and Exchange Commission, including under the “Risk Factors” heading of Regulus most recently quarterly report on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Regulus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Cris Calsada

Chief Financial Officer

858-202-6376

ccalsada@regulusrx.com

Media Contact:

Sarah Sutton

Argot Partners

212-600-1902

regulus@argotpartners.com

Regulus Therapeutics Inc.

Selected Financial Information

Condensed Statement of Operations

(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Revenues:
Revenue under strategic alliances	$—	$—	$—	$6
Operating expenses:
Research and development	4,150	4,242	7,470	7,360
General and administrative	2,488	2,254	4,967	4,676

Total operating expenses	6,638	6,496	12,437	12,036

Loss from operations	(6,638)	(6,496)	(12,437)	(12,030)
Other income (expense), net	605	(451)	391	(862)

Loss before income taxes	(6,033)	(6,947)	(12,046)	(12,892)
Income tax (expense) benefit	(1)	—	(1)	8

Net loss	$(6,034)	$(6,947)	$(12,047)	$(12,884)

Net loss per share, basic and diluted	$(0.08)	$(0.23)	$(0.16)	$(0.48)

Weighted average shares used to compute basic and diluted net loss per share:	77,175,831	29,801,974	74,249,631	26,933,173

	June 30, 2021	December 31, 2020
Cash and cash equivalents	$41,440	$31,087
Total assets	49,516	37,604
Term loan, less debt issuance costs	4,662	4,652
Stockholders’ equity	36,828	26,026